Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
YONGYE BIOTECHNOLOGY INTERNATIONAL, INC.

We consent to the use, in connection with the Form S-1 registration statement dated as of June 11, 2009, of Yongye Biotechnology International, Inc., of our report dated January 25, 2008, relating to the balance sheet of Yongye Biotechnology, Co. as of December 31, 2007 and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the year then ended.

Patrizio & Zhao, LLC

PATRIZIO & ZHAO, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
June 10, 2009